3.36(b)
AZTAR INDIANA GAMING COMPANY, LLC
AMENDMENT NO. 2 TO
OPERATING AGREEMENT
     This Amendment No. 2 to Operating Agreement (the “Amendment”), is made and entered into as of January 3, 2007, by and among Aztar Indiana Gaming Company, LLC, an Indiana limited liability company (the “Company”), and the parties who have executed this Agreement or a counterpart hereof agree as follows:
     1. Recitals. The parties hereto are parties to an Operating Agreement dated July 15, 1999 as amended by Amendment No. 1 dated December 31,1999 (collectively the “Agreement”). The parties hereto desire to amend the Agreement in accordance with the terms of this Agreement.
     2. Amendment. Section 3.2 is hereby replaced in its entirety by the following language:
“Section 3.2 Units Representing Membership Interest. The Interest of the Member in the Company is divided into and represented by Units. The Member’s initial number of Units is one (1), as set forth in Exhibit A, as the same shall be amended from time to time to reflect any changes in the number of Units of the Member. A Member’s interest in the Company may be evidenced by a certificate of limited liability company interest issued by the Company. Each such certificate shall set forth the number of Units issued and outstanding and the number of Units issued to the holder of the certificate, as of the date of the certificate, and shall be signed by an officer on behalf of the Company.”

AZTAR INDIANA GAMING COMPANY, LLC
By:	/s/ WILLIAM J. YUNG
	Name:	WILLIAM J. YUNG
	Title:	PRESIDENT

AZTAR RIVERBOAT HOLDING COMPANY, L.L.C.
By:	/s/ WILLIAM J. YUNG
	Name:	WILLIAM J. YUNG
	Title:	PRESIDENT